Exhibit 99.1

Clovis Oncology Announces 2011 Operating Results

2011 accomplishments position company for a meaningful 2012

BOULDER, Colo.--(BUSINESS WIRE)--March 7, 2012--Clovis Oncology, Inc. (NASDAQ:CLVS) today reported financial results for its quarter and year ended December 31, 2011, and provided an update on the progress of its clinical development programs.

“2011 was a very important year for Clovis, setting the stage for what we hope will be an even more important year in 2012. We established the hENT1 cut-off and neared completion of enrollment of the LEAP registration study for CO-101, our lipid-conjugated form of the anti-cancer drug gemcitabine; we filed an IND and prepared for the initiation of a Phase 1 trial for CO-1686, our oral, selective, covalent EGFR inhibitor; and we acquired rights to rucaparib, an oral, clinical-stage PARP inhibitor from Pfizer,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “We also completed a $129.4 million initial public offering, which will support the LEAP study through completion and the CO-1686 and rucaparib programs through proof of concept data. Of course, most importantly, by the end of 2012 we anticipate the top-line overall survival results from the LEAP registration study in metastatic pancreatic cancer.”

2011 Financial Results and 2012 Financial Outlook

Clovis reported a net loss of $14.9 million for the fourth quarter of 2011 and $55.6 million for the year ended December 31, 2011. This compares to a net loss of $19.4 million and $37.8 million for the quarter and year ended December 31, 2010. Net loss attributable to common stockholders for the fourth quarter of 2011 was $1.30 per share, compared to $14.60 per share for the fourth quarter of 2010, and $14.42 for the year ended December 31, 2011, compared to $28.55 for the year ended December 31, 2010.

Research and development expenses totaled $12.4 million for the fourth quarter of 2011 and $40.7 million for the full year 2011, compared to $8.7 million for the fourth quarter of 2010 and $22.3 million for the full year 2010. Research and development expenses increased from 2010 due to the expanded development activities for CO-101 and CO-1686 as well as the in-licensing of rucaparib in mid 2011.

The Company incurred a $7 million in-process research and development charge in 2011 related to the acquisition of rucaparib.

General and administrative expenses totaled $2.0 million for the fourth quarter of 2011 and $6.9 million for the full year 2011, compared to $1.2 million and $4.3 million for the comparative periods in the previous year. The increase in general and administrative expenses was due to increased personnel and third party costs to support the Company’s development programs.

During the fourth quarter of 2011, Clovis raised net proceeds of $129.4 million in an initial public offering of 10.7 million shares of common stock. As of December 31, 2011, Clovis had $140.2 million in cash, cash equivalents and available for sale securities, no outstanding debt and 22.4 million outstanding shares of common stock.

As previously announced, the Company expects a cash burn of $67 to $72 million for 2012, ending the year with approximately $70 million in cash, which should allow the Company not only to complete the LEAP study but also to demonstrate proof of concept for the Company’s other two programs under development. The planned cash burn for 2012 includes a milestone payment of $4 million associated with the Company’s CO-1686 development program, which was paid in the first quarter of 2012.

2011 Achievements

During 2011, Clovis expanded its portfolio and advanced the development of its pipeline, and worked with its collaborators to advance the Company’s companion diagnostics. A summary of each product in development and key accomplishments for the year follow:

CO-101, the Company’s lipid-conjugated gemcitabine is designed to treat patients with pancreatic cancer whose tumors express low amounts of a membrane transporter protein on the surface of the cancer cell known as hENT1 and are thus expected to be resistant to standard gemcitabine-based therapy. CO-101 is currently the subject of the pivotal LEAP study for which top-line results are expected in the fourth quarter of 2012. LEAP is an international, randomized, controlled 360-patient, pivotal trial designed to demonstrate that CO-101 improves overall survival versus gemcitabine in hENT1-low metastatic pancreatic cancer patients. Clovis achieved the following in 2011 for CO-101:

  Established the cut-off for hENT1-high and hENT1-low patients;
  Determined that 65 percent of the initial 250 patients enrolled in the LEAP study are hENT1-low, the target population for CO-101;
  Neared completion of enrollment of the 360-patient pivotal trial; completion of enrollment is expected at the end of Q1 2012.

CO-1686 is the Company’s orally-available, small molecule covalent (irreversible) inhibitor of the cancer-causing mutant forms of epidermal growth factor receptor (EGFR) for the treatment of non-small cell lung cancer (NSCLC). CO-1686 targets both the initial activating EGFR mutations as well as the primary resistance mutation, T790M, and it has the potential to treat NSCLC patients with EGFR mutations both as a first-line or second-line treatment. In addition, because it spares wild-type, or “normal” EGFR, it has the potential to cause a lower incidence of toxicities normally associated with other EGFR inhibitors. Clovis achieved the following in 2011 for CO-1686:

  Filed an Investigational New Drug application, with human clinical trials expected to initiate in Q2 2012;
  Entered into an agreement with Roche Molecular Systems and advanced the development of a companion diagnostic to identify activating EGFR mutations in patients with NSCLC, including the T790M mutation.

Rucaparib is Clovis’ oral small molecule inhibitor of PARP (poly ADP-ribose polymerase). Cancer cells with deficiency in DNA repair, such as BRCA mutants, are believed to be highly sensitive to PARP inhibitors. Rucaparib is currently in Phase 1/2 trials in solid tumors and in BRCA-associated ovarian and breast cancers. During 2011, the Company completed the following:

  Licensed global rights to rucaparib from Pfizer;
  Initiated a Phase 1/2 monotherapy study for rucaparib to define dose and evaluate efficacy in breast and ovarian cancer patients.

2012 Key Milestones and Objectives

The Company has a number of important clinical, regulatory and development objectives planned for 2012 for each of its key products:

CO-101

  Complete enrollment of the pivotal LEAP study of 360 patients with metastatic pancreatic cancer in Q1
  Initiate a Phase 1 study of CO-101 plus cisplatin in NSCLC in Q3
  Announce top-line overall survival results of the LEAP study in Q4

CO-1686

  Initiate US/EU Phase 1/2 study in Q2
  Initiate Asia Phase 1/2 study in Q3

Rucaparib

  Complete the Phase 1 monotherapy study in Q4

Clovis will hold a conference call to discuss fourth quarter and year end 2011 results tomorrow morning, March 8, at 8:30 a.m. ET. The conference call will be simultaneously webcast on the Company’s website at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: participants from the US 866.543.6411, International participants 617.213.8900, passcode: 90583354

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado, and has additional offices in San Francisco, California and Cambridge, UK.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of our companion diagnostics, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Clovis Oncology’s Prospectus dated November 15, 2011 filed with the Securities and Exchange Commission.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Revenues	$-	$-	$-	$-

Expenses:
Research and development	12,440	8,651	40,726	22,323
General and administrative	2,036	1,237	6,860	4,302
Acquired in-process research and development	-	10,000	7,000	12,000
Operating loss	(14,476)	(19,888)	(54,586)	(38,625)

Other income (expense), net	(405)	455	(957)	795
Loss before income taxes	(14,881)	(19,433)	(55,543)	(37,830)

Income taxes	(27)	-	(27)	-
Net loss	$(14,908)	$(19,433)	$(55,570)	$(37,830)

Basic and diluted net loss per common share	$(1.30)	$(14.60)	$(14.42)	$(28.55)

Basic and diluted weighted average common shares outstanding	11,498	1,331	3,854	1,325

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	December 31, 2011	December 31, 2010

Cash, cash equivalents and available for sale securities	$140,248	$22,299
Working capital	130,519	19,886
Total assets	143,445	26,200
Convertible preferred stock	-	75,499
Common stock and additional paid-in capital	242,243	138
Total stockholders' equity (deficit)	131,793	(54,749)

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com